Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Crisps Topco Limited:

We consent to the incorporation by reference in the registration statement (No. 001-37530) on Form S-8 of Amplify Snack Brands, Inc. of our report dated 14 November 2016, with respect to the consolidated balance sheets of Crisps Topco Limited as of 1 April 2016 and 27 March 2015, and the related consolidated statements of profit and loss and other comprehensive income, changes in equity, and cash flows for the fiscal periods then ended, which report appears in the Form 8-K/A of Amplify Snack Brands, Inc. dated 14 November 2016.

/s/ KPMG LLP

KPMG LLP

Birmingham, United Kingdom

14 November 2016